INSTRUMENT AMENDING
LYONDELL CHEMICAL COMPANY
EXECUTIVE SEVERANCE PAY PLAN

Lyondell Chemical Company hereby amends the Lyondell Chemical Company Executive Severance Pay Plan (“Plan”), effective as of January 1, 2008, unless otherwise indicated, as follows:

Section 4.(h) is amended and restated in its entirety to read as follows:

(h)           Time of Payments.       Any cash payment under this Section shall be paid to a Participant within thirty (30) days of the Participant’s employment termination, unless the Participant is a Key Employee.  Cash payments and benefits to a Participant who is a Key Employee shall be made six (6) months after that Participant’s severance from service, to the extent required by the Act; provided, however, that this six-month delay shall apply only if the Company is a corporation any stock in which is publicly traded on an established securities market or otherwise.  Any Additional Gross-up Payment shall be made by the end of the calendar year next following the calendar year in which the Participant remits the related taxes.

The second paragraph of Section 8 is amended and restated in its entirety to read as follows:

It is intended that the provisions of the Plan satisfy the requirements of the Act and that the Plan be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of the Act.  If any Plan provision would result in an additional tax under the Act, that provision will be reformed to avoid the additional tax and no action taken to comply with the Act shall be deemed to adversely affect a Participant’s rights.  Without limiting this general provision, the Plan may be amended to modify (i) the definition of “Constructive Termination for Good Reason,” (ii) the conditions for eligibility under Section 3(c), (iii) the time to pay or provide benefits under Section 4, and (iv) eligibility for insurance coverage under Section 4, including retiree medical coverage, to the extent necessary to avoid imposition of an additional tax under the Act.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 3rd day December, 2007.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Mindy G. Davidson	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
Chairman, President and
Chief Executive Officer